Exhibit 23

INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Registration Statement of The Allstate Corporation on Form S-8 of our reports dated February 23, 2001, appearing in and incorporated by reference in the Annual Report on Form 10-K of The Allstate Corporation for the year ended December 31, 2000, and our report dated April 27, 2001 appearing in the Annual Report on Form 11-K of The Savings and Profit Sharing Fund of Allstate Employees for the year ended December 31, 2000.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP

Chicago, Illinois
November 13, 2001